Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 FINANCIAL PRODUCTS FACT SHEET (K324)

Offering Period: July 3 – July 29, 2013
5-year Buffered Lock-In Securities Linked to the Dow Jones Industrial AverageSM

Product Summary

•	5-year Buffered Lock-In Securities linked to the performance of the Dow Jones Industrial AverageSM.
•	If a Lock-In Event occurs on any annual Observation Date, at maturity the investor will be entitled to the greater of the Lock-In Return and the appreciation of the level of the Underlying.
•	If a Lock-In Event does not occur on any annual Observation Date, at maturity the investor will be entitled to a payment based on the performance of the Underlying, subject to a 15% buffer on the downside.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Credit Suisse currently estimates that the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), Nassau Branch
Trade Date:	Expected to be July 29, 2013
Settlement Date:	Expected to be July 31, 2013
Underlying:	Dow Jones Industrial AverageSM
Lock-In Event:	A Lock-In Event will occur if the closing level of the Underlying on any Observation Date has increased from the Initial Level by at least one of the specified Lock-In Levels.
Lock-In Levels:	The Lock-In Level achieved for any Observation Date, if any, will be determined as follows:
• 20%, if the closing level of the Underlying on such Observation Date has increased from the Initial Level by at least 20% but by less than 30%;
• 30%, if the closing level of the Underlying on such Observation Date has increased from the Initial Level by at least 30% but by less than 40%;
• 40%, if the closing level of the Underlying on such Observation Date has increased from the Initial Level by at least 40% but by less than 50%; and
• 50%, if the closing level of the Underlying on such Observation Date has increased from the Initial Level by at least 50%.
Observation Dates:	July 29, 2014, July 29, 2015, July 29, 2016, and July 28, 2017.
Lock-In Return:	The highest Lock-In Level achieved on any Observation Date, if any.
Redemption Amount:	An amount in cash equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return.
Underlying Return:	If a Lock-In Event has occurred, then the Underlying Return will be the greater of: (a) the Lock-In Return and (b) [(Final Level – Initial Level) / Initial Level].
If a Lock-In Event has not occurred and (a) the Final Level is equal to or greater than the Initial Level, then: [(Final Level – Initial Level) / Initial Level]; (b) the Final Level is less than the Initial Level by not more than the Buffer Amount, then: zero; (c) if the Final Level is less than the Initial Level by more than the Buffer Amount, then: [(Final Level – Initial Level) / Initial Level] + Buffer Amount.
Buffer Amount:	15%
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	July 26, 2018
Maturity Date:	July 31, 2018
CUSIP:	22547Q5W2

Hypothetical Returns at Maturity

Percentage Change in the Underlying	Underlying Return (1)	Redemption Amount per $1,000 Principal Amount (1)(2)
30%	30%	$1,300
25%	25%	$1,250
20%	20%	$1,200
15%	15%	$1,150
10%	10%	$1,100
5%	5%	$1,050
0%	0%	$1,000
-10%	0%	$1,000
-15%	0%	$1,000
-20%	-5%	$950
-30%	-15%	$850

(1)	Assumes Lock-In Event has not occurred and reflects a Buffer Amount of 15%.
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to the investor.

Product Risks

•	Investment may result in a loss of up to 85% of principal.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	You will not benefit from the lock-in feature unless the Underlying has appreciated by at least one of the Lock-In Levels on any Observation Date.
•	The securities do not pay interest.
•	If a Lock-In Event has not occurred, the Redemption Amount will be less than the principal amount if the Final Level is less than the Initial Level by more than the Buffer Amount.

(See “Additional Risk Considerations” on next page.)

Benefits

•	Offers a Lock-In Return if a Lock-In Event occurs or participation, if any, in the appreciation of the Down Jones Industrial AverageSM.
•	Reduced downside risk due to a Buffer Amount of 15%.

Product Summary

Horizon (years)	5 years
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET (K324)

Offering Period: July 3 – July 29, 2013
5-year Buffered Lock-In Securities Linked to the Dow Jones Industrial AverageSM

Additional Risk Considerations

•Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

•Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.

•As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

•The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated July 3, 2013, Underlying Supplement dated November 19, 2012, Product Supplement No. AK-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012 to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010313004174/dp39414_424b2-k324.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.